EXHIBIT 16.1

September 30, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K to be filed on or about September 30, 2005, of The Macerich Property Management Company Profit Sharing Plan and are in agreement with the statements contained in paragraphs one through five in Item 4.01 therein.

/s/ Holthouse Carlin & Van Trigt LLP